Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U. S. CELLULAR POSTPONE JANUARY 26, 2006 EARNINGS RELEASE AND CONFERENCE CALL

CHICAGO - Jan. 24, 2006 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that the conference call and web cast scheduled for Jan. 26, 2006 are postponed.

The companies have identified certain additional tax accounting errors affecting principally the third quarter of 2004. The companies expect that correction of these errors will result in a tax benefit for the third quarter of 2004, representing a decrease in income tax expense and an increase in net income and earnings per share. The income tax benefit was not included in the ranges that were provided in the companies' Nov. 10, 2005 press release relating to expected results of a restatement.

TDS and U.S. Cellular require additional time to correct the errors, make all the appropriate changes in their financial statements for prior years, and obtain the proper approvals. The date of the rescheduled conference call and web cast will be announced at a later time.

As previously announced, TDS and U.S. Cellular did not file their third quarter 2005 Forms 10-Q on a timely basis because both companies decided to restate financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 - 2004, and each of the quarters of 2003 and 2004 and certain related financial data for the years 2000 and 2001. It is necessary to complete the restatements on amended Forms 10-Q and 10-K before the companies can file their Forms 10-Q for the quarter ended Sept. 30, 2005.

-more-

The American Stock Exchange (AMEX) has been requested to grant both companies an extension until Feb. 28, 2006 to regain compliance with AMEX listing standards. Previously, the AMEX notified both companies that it had accepted their plans to regain compliance with AMEX listing standards and granted both companies an extension until Jan. 31, 2006.

On Nov. 15, 2005, both companies received notices from the staff of the AMEX indicating that TDS and U.S. Cellular were not in compliance with listing standards, due to their failure to file quarterly reports on Forms 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. Both companies will regain compliance with the AMEX listing standards when they file their Forms 10-Q for the quarter ended Sept. 30, 2005 with the Securities and Exchange Commission.

As previously announced, the restatements and failure to file quarterly reports resulted in defaults under revolving credit agreements between the companies and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty. Both companies obtained waivers of these defaults subject to the condition that the companies file their restatements and quarterly reports by January 31, 2006. Both companies will request an extension of these waivers from lenders and the counterparty as a result of the additional time required to correct the tax accounting errors. Neither TDS nor U.S. Cellular has failed to make or expects to fail to make any scheduled payout of principal or interest under such revolving credit agreements or forward contracts.

About TDS
TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

About U.S. Cellular
As of Sept. 30, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

-more-

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.

For more information about TDS and its subsidiaries, visit the web sites at:
TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom www.tdsmetro.com

###